EXHIBIT 99.1

[CHART INDUSTRIES, INC. LETTERHEAD]

For Immediate Release

Chart Industries Reports Highlights of Investor Conference Call

CLEVELAND, OH – July 11, 2002 – Chart Industries, Inc. (NYSE: CTI) today reported on the significant highlights of its investor conference call that was held on Wednesday, July 10th.

In light of the recent weakness in Chart’s stock price and the related inquiries from investors, management addressed certain aspects of Chart’s current business and progress relating to strategic initiatives, including its efforts to secure additional capital and plans for operational restructuring. A replay of the call will be available until Tuesday, July 16, 2002 and can be accessed by dialing 888-266-2081 or 703-925-2533 (access code: #6096903). A replay of the call can also be accessed on Chart’s web site at www.chart-ind.com.

Arthur S. Holmes, Chairman and Chief Executive Officer, remarked that it is too early to give accurate data on Chart’s performance for the second quarter of 2002. However, management continues to be encouraged by the improved order demand for the Company’s Process Systems and Equipment segment and its related improved sales and gross margin performance. Mr. Holmes further noted that, although there is no appreciable demand for industrial gas projects, the inquiries and bidding opportunities for hydrocarbon processing projects remain active around the world. The Company’s Distribution and Storage segment continues to experience soft demand, which reflects the general economic slump in the U. S. industrial markets, particularly for capital equipment in the industrial gas sector. Mr. Holmes stated that the Company’s largest, most profitable segment, Applied Technologies, is expected to meet management’s expectations for sales and gross margin contribution for the second quarter, in spite of some softness in order levels for the electronics and aerospace markets and timing delays for several of its expected LNG fueling station projects.

Mr. Holmes further stated that overall product demand and operating performance for the second quarter of 2002 are tracking as expected. Therefore, management still anticipates that Chart’s second quarter operating performance should be improved compared to the 2002 first quarter. The Company also expects to remain in full compliance with the covenants of its bank credit agreements for the second quarter. In addition, management is optimistic about an increase in demand for Chart’s products in the second half of 2002, although the Company’s restructuring efforts could place some negative pressure on sales.

As a part of a previously reported restructuring study, which identified opportunities to consolidate some of Chart’s manufacturing facilities to reduce excess capacity and lower operating costs, the Company announced that it would close its manufacturing operations in Costa Mesa, California and Columbus, Ohio. These operations produce special cryogenic piping and other components that are supplied to a variety of end-users. The Company will continue to manufacture and sell these products from other Chart facilities that are currently under-utilized. The Company does not anticipate a significant loss in sales for 2002 related to these closures. Mr. Holmes remarked that the Company deeply regrets the loss of employment for the workers who will be affected. However, these consolidations have become necessary in light of this unprecedented market downturn and the need to improve Chart’s financial performance. Management anticipates savings of over $3 million annually and a recovery of one-time closing costs within less than one year.

The Company is continuing non-exclusive discussions with several investor groups to explore a potential significant equity investment in Chart in an effort to reduce its debt. An investment banking firm has been engaged to assist Chart with its negotiations. The Company is currently in an advanced stage of due diligence with one investor group, and the principal terms of a potential investment have been tentatively defined. Mr. Holmes noted that the activity with potential investor groups is progressing as anticipated, but no formal announcement or detailed disclosures will be made until Chart reaches a definitive agreement to proceed and close such an investment.

Mr. Holmes further stated that Chart is also actively marketing certain operating assets as a source of cash. Management’s goal is to reduce the Company’s debt and, if possible, avoid additional shareholder dilution from the issuance of warrants to the Company’s lenders. As previously reported, under its bank credit agreement, the Company is required to issue warrants for the purchase of its common stock at specified dates in 2002 if a significant repayment of debt is not completed. Effective June 28th, the Company was required to issue warrants to its lenders equivalent to a 2% equity share of the Company. Management estimates that these warrants will have an exercise price of approximately $2.42. These warrants will be reflected in future financial statements, as appropriate.

In conclusion, Mr. Holmes stated that Chart is adjusting its operations to improve performance and its financial condition. Mr. Holmes further remarked that management is taking decisive action to reduce costs and improve liquidity and also continues to investigate and pursue Chart’s options for reducing debt, which should enhance shareholder value in the foreseeable future. Mr. Holmes noted that he believes that Chart is well positioned to accomplish these goals while it awaits the anticipated return of its markets.

This release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, continued slowdowns in Chart’s major markets, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity and reduce operating costs, the ability of Chart to satisfy covenants and make required principal payments or prepayments under its credit facilities, the success of Chart in obtaining additional sources of capital and selling certain assets and the ultimate terms and conditions of such transactions, changes in worldwide economical and political conditions, the threat of terrorism and the impact of responses to that threat, the ability of the Company to pass on increases in raw material prices, and foreign currency fluctuations that may affect worldwide results of operations.

Chart Industries, Inc. manufactures standard and custom-built industrial process equipment primarily for low-temperature and cryogenic applications. Headquartered in Cleveland, Ohio, Chart has domestic operations located in 12 states and international operations located in Australia, China, the Czech Republic, Germany and the United Kingdom.

Contact:	Michael F. Biehl
        Chief Financial Officer
        440-753-1490